EXHIBIT 3.1

ARTICLES OF AMENDMENT

      THIS IS TO CERTIFY THAT:

      FIRST: The Amended and Restated Declaration of Trust of ProLogis, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting existing Section 1(b) of Article IV in its entirety and adding a new Section 1(b) of Article IV to read as follows:

      “(b) At each annual meeting of shareholders, beginning at the annual meeting of shareholders in 2006, all Trustees shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualify.”

      SECOND: The amendment to the Amended and Restated Declaration of the Trust as set forth above has been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

      THIRD: The names of the Trustees currently in office are as follows: K. Dane Brooksher, Stephen L. Feinberg, George L. Fotiades, Donald P. Jacobs, Irving F. Lyons, III, Walter C. Rakowich, Jeffrey H. Schwartz, Kenneth N. Stensby, D. Michael Steuert, J. Andre Teixeira, William D. Zollars and Andrea M. Zulberti.

      FOURTH: The undersigned acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by the undersigned and attested to by its Secretary on this 19th day of May, 2005.

ATTEST:			PROLOGIS

/s/ Edward S. Nekritz		By:	/s/ Walter C. Rakowich

Name:	Edward S. Nekritz		Name:	Walter C. Rakowich
Title:	Secretary		Title:	President and Chief Operating Officer

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